UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2017

Eldorado Resorts, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36629	46-3657681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, NV		89501
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (775) 328-0100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Agreement.

On March 16, 2017, Eldorado Resorts, Inc. (the “Company”) executed a supplemental indenture to the Indenture dated July 23, 2015, as supplemented by that certain First Supplemental Indenture dated as of December 16, 2015 and that certain Second Supplemental Indenture dated as of May 26, 2016 (the “Indenture”), relating to its 7% Senior Notes due 2023 (the “Notes”). The supplemental indenture amended the Indenture by increasing the ability of the Company to incur credit facility debt to permit the Company to fully utilize the borrowing capacity under a new $1.75 billion credit facility that the Company anticipates entering into in connection with its previously announced acquisition (the “Merger”) of Isle of Capri Casinos, Inc. (“Isle”). The supplemental indenture will only be operative upon successful completion of the Merger.

The Company had sought the consent of the holders of the Notes to the amendment contained in the supplemental indenture pursuant to a consent solicitation previously announced on March 6, 2017. On March 14, 2017, the Company announced that it had obtained sufficient consents to amend the Indenture.

A copy of the supplemental indenture relating to the Notes is attached hereto as Exhibit 4.1 and incorporated by reference herein. The foregoing description is qualified in its entirety by reference to the exhibit.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

4.1	Third Supplemental Indenture, dated March 16, 2017 among Eldorado Resorts, Inc., the guarantors party thereto and U.S. Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ELDORADO RESORTS, INC.,
a Nevada corporation

Date: March 22, 2017	By:	Gary L. Carano
		Name:	Gary L. Carano
		Title:	Chief Executive Officer